Exhibit 99.1

Kinsale Capital Group, Inc. Reports 2024 Fourth Quarter and Year-End Results
Richmond, VA, February 13, 2025 - Kinsale Capital Group, Inc. (NYSE: KNSL) reported net income of $109.1 million, $4.68 per diluted share, for the fourth quarter of 2024 compared to $103.4 million, $4.43 per diluted share, for the fourth quarter of 2023. Net income was $414.8 million, $17.78 per diluted share, for the year ended December 31, 2024 compared to $308.1 million, $13.22 per diluted share, for the year ended December 31, 2023. Net income included after-tax catastrophe losses of $6.2 million in the fourth quarter of 2024. For the fourth quarter of 2023, the impact on net income related to catastrophes was negligible. For the years ended December 31, 2024 and 2023, net income included after-tax catastrophe losses of $20.2 million and $3.6 million, respectively.
Net operating earnings(1) were $107.8 million, $4.62 per diluted share, for the fourth quarter of 2024 compared to $90.3 million, $3.87 per diluted share, for the fourth quarter of 2023. Net operating earnings(1) were $374.8 million, $16.06 per diluted share, for the year ended December 31, 2024 compared to $291.4 million, $12.50 per diluted share, for the year ended December 31, 2023.
Highlights for the fourth quarter of 2024 included:
•Diluted earnings per share increased by 5.6% compared to the fourth quarter of 2023
•Diluted operating earnings(1) per share increased by 19.4% compared to the fourth quarter of 2023
•Gross written premiums increased by 12.2% to $443.3 million compared to the fourth quarter of 2023
•Net investment income increased by 37.8% to $41.9 million compared to the fourth quarter of 2023
•Underwriting income(2) was $97.9 million in the fourth quarter of 2024, resulting in a combined ratio(5) of 73.4%
Highlights for the full year of 2024 included:
•Diluted earnings per share increased by 34.5% compared to the full year of 2023
•Diluted operating earnings(1) per share increased by 28.5% compared to the full year of 2023
•Gross written premiums increased by 19.2% to $1.9 billion compared to the full year of 2023
•Net investment income increased by 46.9% to $150.3 million compared to the full year of 2023
•Underwriting income(2) was $325.9 million for the year ended December 31, 2024, resulting in a combined(5) ratio of 76.4%
•Operating return on equity(7) was 29.2% for the year ended December 31, 2024
"Our fourth quarter performance concluded another year of profitable growth resulting from disciplined underwriting and technology-enabled low costs. We remain confident in our ability to deliver long-term value for stockholders through a continued focus on executing our model irrespective of market cycles," said Chairman and Chief Executive Officer, Michael P. Kehoe.
Results of Operations
Underwriting Results
Gross written premiums were $443.3 million for the fourth quarter of 2024 compared to $395.2 million for the fourth quarter of 2023, an increase of 12.2%. Gross written premiums were $1.9 billion for the year ended December 31, 2024 compared to $1.6 billion for the year ended December 31, 2023, an increase of 19.2%. Growth in gross written premiums during the fourth quarter and year ended December 31, 2024 over the same periods last year reflected strong submission flow from brokers and a favorable, yet increasingly competitive, pricing environment.

Underwriting income(2) was $97.9 million, resulting in a combined ratio of 73.4%, for the fourth quarter of 2024, compared to $84.8 million, and a combined ratio of 72.1% for the same period last year. The increase in underwriting income(2) for the fourth quarter of 2024 was due primarily to continued growth in the business offset in part by higher catastrophe losses. Loss(3) and expense(4) ratios were 52.3% and 21.1%, respectively, for the fourth quarter of 2024 compared to 52.2% and 19.9% for the fourth quarter of 2023. Favorable development of reserves from prior accident years was $9.6 million, or 2.6 points, for the fourth quarter of 2024, and $7.2 million, or 2.3 points, for the fourth quarter of 2023. The loss ratio for the fourth quarter of 2024 included 2.2 points of net catastrophe losses, primarily related to Hurricane Milton. Net catastrophe losses were negligible for the fourth quarter of 2023.
Underwriting income(2) was $325.9 million, resulting in a combined ratio of 76.4%, for the year ended December 31, 2024, compared to $270.4 million, and a combined ratio of 75.4% for the prior year. The increase in underwriting income(2) for the year ended December 31, 2024 was due primarily to continued growth in the business offset in part by higher catastrophe losses. Loss(3) and expense(4) ratios were 55.8% and 20.6%, respectively, for the year ended December 31, 2024 compared to 54.6% and 20.8%, respectively, for the year ended December 31, 2023. Favorable development of reserves from prior accident years was $37.7 million, or 2.7 points, for the year ended December 31, 2024 and $35.8 million, or 3.2 points, for the year ended December 31, 2023. The loss ratio for the year ended December 31, 2024 included 1.8 points of net catastrophe losses, primarily related to Hurricanes Milton, Helene and Francine and tornadoes in the Midwest. Net catastrophe losses were negligible for the year ended December 31, 2023.
Summary of Operating Results
The Company’s operating results for the three months and year ended December 31, 2024 and 2023 are summarized as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	($ in thousands)
Gross written premiums	$443,281	$395,216	$1,870,341	$1,568,815
Ceded written premiums	(97,160)	(88,937)	(392,993)	(304,185)
Net written premiums	$346,121	$306,279	$1,477,348	$1,264,630

Net earned premiums	$359,739	$296,831	$1,350,470	$1,072,537
Fee income	8,546	6,998	34,118	27,026
Losses and loss adjustment expenses	192,548	158,591	772,899	600,219
Underwriting, acquisition and insurance expenses	77,848	60,403	285,808	228,970
Underwriting income(2)	$97,889	$84,835	$325,881	$270,374

Loss ratio(3)	52.3%	52.2%	55.8%	54.6%
Expense ratio(4)	21.1%	19.9%	20.6%	20.8%
Combined ratio(5)	73.4%	72.1%	76.4%	75.4%

Annualized return on equity(6)	29.9%	41.1%	32.3%	33.6%
Annualized operating return on equity(7)	29.6%	35.9%	29.2%	31.8%
(1)     Net operating earnings is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(2)    Underwriting income is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(3)    Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses to the sum of net earned premiums and fee income. Prior periods have been revised to conform to the current period's presentation.

(4)    Expense ratio, expressed as a percentage, is the ratio of underwriting, acquisition and insurance expenses to the sum of net earned premiums and fee income. Prior periods have been revised to conform to the current period's presentation.
(5)    The combined ratio is the sum of the loss ratio and expense ratio as presented. Calculations of each component may not add due to rounding. Prior periods have been revised to conform to the current period's presentation.
(6)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(7)    Annualized operating return on equity is net operating earnings (a non-GAAP financial measure) expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

The following tables summarize losses incurred for the current accident year and the development of prior accident years for the three months and year ended December 31, 2024 and 2023:

	Three Months Ended December 31, 2024		Three Months Ended December 31, 2023
	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income
Loss ratio:	($ in thousands)
Current accident year	$194,226	52.7%	$165,351	54.4%
Current accident year - catastrophe losses	7,905	2.2%	407	0.1%
Effect of prior accident year development	(9,583)	(2.6)%	(7,167)	(2.3)%
Total	$192,548	52.3%	$158,591	52.2%

	Year Ended December 31, 2024		Year Ended December 31, 2023
	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income
Loss ratio:	($ in thousands)
Current accident year	$785,036	56.7%	$631,407	57.4%
Current accident year - catastrophe losses	25,518	1.8%	4,586	0.4%
Effect of prior accident year development	(37,655)	(2.7)%	(35,774)	(3.2)%
Total	$772,899	55.8%	$600,219	54.6%

Investment Results
Net investment income was $41.9 million in the fourth quarter of 2024 compared to $30.4 million in the fourth quarter of 2023, an increase of 37.8%. Net investment income was $150.3 million for the full year of 2024 compared to $102.3 million for the full year of 2023, an increase of 46.9%. These increases were driven by growth in the Company's investment portfolio generated primarily from the investment of strong operating cash flows since December 31, 2023 and higher interest rates relative to the prior year periods. Net operating cash flows were $976.3 million for the full year of 2024 compared to $859.8 million for the full year of 2023, an increase of 13.5%. The Company’s investment portfolio, excluding cash and cash equivalents, had a gross investment return(8) of 4.4% for the year ended December 31, 2024 compared to 4.0% for the year ended December 31, 2023. Funds are generally invested conservatively in high quality securities, including government agency, asset- and mortgage-backed securities, and municipal and corporate bonds with an average credit quality of "AA-." The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 3.0 years and 2.8 years at December 31, 2024 and 2023, respectively. Cash and invested assets totaled $4.1 billion at December 31, 2024 compared to $3.1 billion at December 31, 2023.

(8)    Gross investment return is investment income from fixed-maturity and equity securities (and short-term investments, if any), before any deductions for fees and expenses, expressed as a percentage of average beginning and ending book values of those investments during the period.
Other
The effective tax rate for the year ended December 31, 2024 was 19.4%. The effective tax rate was lower than the federal statutory rate primarily due to the tax benefits from stock-based compensation, including stock options exercised, and from tax-exempt investment income.
In January 2025, a series of wildfires began in Southern California. The Company is evaluating the impact of such wildfires and currently estimates pre-tax catastrophe losses of approximately $25 million, net of reinsurance, to be reflected in the first quarter of 2025. These estimates are subject to change due to the ongoing nature of these events and the complexity of the claims.
Stockholders' Equity
Stockholders' equity was $1.5 billion at December 31, 2024, compared to $1.1 billion at December 31, 2023. Book value per share was $63.75 at December 31, 2024 compared to $46.88 at December 31, 2023. Operating return on equity was 29.2% for the full year of 2024, a decrease from 31.8% for the full year of 2023. The decrease was due primarily to higher average stockholders' equity as a result of profitable growth.
As previously reported, in October 2024, the Company's Board of Directors authorized a share repurchase program authorizing the repurchase of up to $100.0 million of the Company's common stock. During the fourth quarter of 2024, the Company repurchased 22,626 shares of its common stock in the open market at an average price of $441.95 per share for a total cost of $10.0 million.
Non-GAAP Financial Measures
Net Operating Earnings
Net operating earnings is defined as net income excluding the effects of the change in the fair value of equity securities, after taxes, net realized investment gains and losses, after taxes, and the change in allowance for credit losses on investments, after taxes. Management believes the exclusion of these items provides a useful comparison of the Company's underlying business performance from period to period. Net operating earnings and percentages or calculations using net operating earnings (e.g., diluted operating earnings per share and annualized operating return on equity) are non-GAAP financial measures. Net operating earnings should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define net operating earnings differently.

For the three months and year ended December 31, 2024 and 2023, net income and diluted earnings per share reconcile to net operating earnings and diluted operating earnings per share as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	($ in thousands, except per share data)
Net operating earnings:
Net income	$109,094	$103,387	$414,843	$308,093
Adjustments:
Change in the fair value of equity securities, before taxes	(1,496)	(11,481)	(43,367)	(15,277)
Income tax expense (1)	314	2,411	9,107	3,208
Change in fair value of equity securities, after taxes	(1,182)	(9,070)	(34,260)	(12,069)

Net realized investment gains, before taxes	(94)	(5,127)	(6,831)	(6,040)
Income tax expense (1)	20	1,077	1,435	1,268
Net realized investment gains, after taxes	(74)	(4,050)	(5,396)	(4,772)

Change in allowance for credit losses on investments, before taxes	(36)	(12)	(526)	187
Income tax expense (benefit) (1)	8	3	110	(39)
Change in allowance for credit losses on investments, after taxes	(28)	(9)	(416)	148
Net operating earnings	$107,810	$90,258	$374,771	$291,400

Diluted operating earnings per share:
Diluted earnings per share	$4.68	$4.43	$17.78	$13.22
Change in fair value of equity securities, after taxes, per share	(0.05)	(0.39)	(1.47)	(0.52)
Net realized investment gains, after taxes, per share	—	(0.17)	(0.23)	(0.20)
Change in allowance for credit losses on investments, after taxes, per share	—	—	(0.02)	0.01
Diluted operating earnings per share(2)	$4.62	$3.87	$16.06	$12.50

Operating return on equity:
Average equity(3)	$1,459,255	$1,005,297	$1,285,197	$916,141
Annualized return on equity(4)	29.9%	41.1%	32.3%	33.6%
Annualized operating return on equity(5)	29.6%	35.9%	29.2%	31.8%
(1)     Income taxes on adjustments to reconcile net income to net operating earnings use a 21% effective tax rate.
(2)     Diluted operating earnings per share may not add due to rounding.
(3)    Average equity is computed by adding the total stockholders' equity as of the date indicated to the prior quarter-end or year-end total, as applicable, and dividing by two.
(4)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(5)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Underwriting Income
Underwriting income is defined as net income excluding net investment income, the change in the fair value of equity securities, net realized investment gains and losses, the change in allowance for credit losses on investments, interest expense, other expenses, other income and income tax expense. The Company uses underwriting income as an internal performance measure in the management of its operations because the Company believes it gives management and users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.
For the three months and year ended December 31, 2024 and 2023, net income reconciles to underwriting income as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Net income	$109,094	$103,387	$414,843	$308,093
Income tax expense	29,557	26,634	99,873	75,924
Income before income taxes	138,651	130,021	514,716	384,017
Net investment income	(41,863)	(30,382)	(150,287)	(102,335)
Change in fair value of equity securities	(1,496)	(11,481)	(43,367)	(15,277)
Net realized investment gains	(94)	(5,127)	(6,831)	(6,040)
Change in allowance for credit losses on investments	(36)	(12)	(526)	187
Interest expense	2,559	2,434	10,134	10,301
Other expenses (6)	517	(278)	3,968	942
Other income	(349)	(340)	(1,926)	(1,421)
Underwriting income	$97,889	$84,835	$325,881	$270,374
(6) Other expenses are corporate expenses not allocated to the Company's insurance operations.

Conference Call
Kinsale Capital Group will hold a conference call to discuss this press release on Friday, February 14, 2025, at 9:00 a.m. (Eastern Time). Members of the public may access the conference call by dialing (800) 715-9871, conference ID# 7469751, or via the Internet by going to www.kinsalecapitalgroup.com and clicking on the "Investor Relations" link. A replay of the call will be available on the website until the close of business on March 14, 2025.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "believes," "seeks," "outlook," "future," "will," "would," "should," "could," "may," "can have," "prospects" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Kinsale Capital Group, Inc.
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income and Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues	(in thousands, except per share data)
Gross written premiums	$443,281	$395,216	$1,870,341	$1,568,815
Ceded written premiums	(97,160)	(88,937)	(392,993)	(304,185)
Net written premiums	346,121	306,279	1,477,348	1,264,630
Change in unearned premiums	13,618	(9,448)	(126,878)	(192,093)
Net earned premiums	359,739	296,831	1,350,470	1,072,537
Fee income	8,546	6,998	34,118	27,026
Net investment income	41,863	30,382	150,287	102,335
Change in fair value of equity securities	1,496	11,481	43,367	15,277
Net realized investment gains	94	5,127	6,831	6,040
Change in allowance for credit losses on investments	36	12	526	(187)
Other income	349	340	1,926	1,421
Total revenues	412,123	351,171	1,587,525	1,224,449

Expenses
Losses and loss adjustment expenses	192,548	158,591	772,899	600,219
Underwriting, acquisition and insurance expenses	77,848	60,403	285,808	228,970
Interest expense	2,559	2,434	10,134	10,301
Other expenses	517	(278)	3,968	942
Total expenses	273,472	221,150	1,072,809	840,432
Income before income taxes	138,651	130,021	514,716	384,017
Income tax expense	29,557	26,634	99,873	75,924
Net income	109,094	103,387	414,843	308,093

Other comprehensive income (loss)
Change in unrealized (losses) gains on available-for-sale investments, net of taxes	(50,455)	60,410	(2,589)	40,301
Total comprehensive income	$58,639	$163,797	$412,254	$348,394

Earnings per share:
Basic	$4.71	$4.48	$17.92	$13.37
Diluted	$4.68	$4.43	$17.78	$13.22

Weighted-average shares outstanding:
Basic	23,164	23,071	23,153	23,045
Diluted	23,330	23,320	23,332	23,307

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	December 31, 2024	December 31, 2023
	(in thousands)
Assets
Investments:
Fixed-maturity securities at fair value	$3,537,563	$2,711,759
Equity securities at fair value	398,359	234,813
Real estate investments, net	15,045	14,791
Short-term investments	3,714	5,589
Total investments	3,954,681	2,966,952

Cash and cash equivalents	113,213	126,694
Investment income due and accrued	27,366	21,689
Premiums receivable, net	140,027	143,212
Reinsurance recoverables, net	337,891	247,836
Ceded unearned premiums	52,736	52,516
Deferred policy acquisition costs, net of ceding commissions	109,263	88,395
Indefinite-lived intangible assets	3,538	3,538
Deferred income tax asset, net	60,215	55,699
Other assets	87,774	66,443
Total assets	$4,886,704	$3,772,974

Liabilities & Stockholders' Equity
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$2,285,668	$1,692,875
Unearned premiums	828,449	701,351
Payable to reinsurers	43,959	47,582
Accounts payable and accrued expenses	55,159	44,922
Debt	184,122	183,846
Other liabilities	5,786	15,566
Total liabilities	3,403,143	2,686,142

Stockholders' equity	1,483,561	1,086,832
Total liabilities and stockholders' equity	$4,886,704	$3,772,974